Exhibit 99.1

FOR RELEASE AT 3:00 PM CENTRAL TIME (4:00 PM EASTERN TIME)

NOVAMED REPORTS 39% INCREASE IN INCOME FROM CONTINUING OPERATIONS AND EARNINGS PER DILUTED SHARE OF $0.09

CHICAGO (May 1, 2008) - Thomas S. Hall, Chairman, President and Chief Executive Officer of NovaMed, Inc. (Nasdaq: NOVA), today announced results for the first quarter ended March 31, 2008. Total net revenue grew to $33,813,000, up 11% from $30,568,000 in the prior year first quarter, with net revenue from surgical facilities growing to $27,415,000, up 13% from $24,277,000 in the prior year first quarter. Income from continuing operations in the first quarter of 2008 was $2,136,000, or $0.09 per diluted share, compared to $1,533,000, or $0.06 per diluted share, in the prior year first quarter, an increase of 39%. Same-facility net revenue growth was 3% for the quarter. Net cash provided by operations was $4,020,000 in the first quarter of 2008, up from $337,000 in the prior year first quarter.

“We are very pleased with NovaMed’s overall financial performance for the first quarter of 2008, particularly our growth in earnings per share and cash flow,” stated Mr. Hall. “Today at NovaMed we are very focused on driving margin improvement and cash flows by constantly striving to optimize our operations at both the surgery center and corporate levels.”

Highlights of first quarter continuing operations include:

•	Total net revenue increased 11% to $33,813,000
•	Operating income increased 14% to $8,288,000
•	Income from continuing operations increased 39% to $2,136,000
•	Cash flow from operations of $4,020,000
•	Surgical facilities net revenue increased 13% to $27,415,000
•	Same-facility net revenue growth of 3%
•	Total surgical procedures increased 9% to 32,835

“With solid cash flow from operations of over $4 million in the first quarter of 2008, and approximately $100 million available under our credit facility, we remain well positioned to execute our growth strategy in 2008 and beyond,” added Mr. Hall.

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed has majority ownership interests in 34 surgery centers located in 17 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 4:00 p.m. Central Time on Thursday, May 1, 2008. Investors can listen to the call over the Internet by visiting www.earnings.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through June 1, 2008.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities; our ability to manage our increasing borrowing costs as we incur additional indebtedness to fund the acquisition and development of surgical facilities; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; our ability to maintain successful relationships with the physicians who use our surgical facilities; our ability to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2007 Form 10-K filed on March 17, 2008. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT

Scott T. Macomber
Executive Vice President, and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended
	March 31,
	2008	2007
Net revenue:
Surgical facilities	$27,415	$24,277
Product sales and other	6,398	6,291
Total net revenue	33,813	30,568

Operating expenses:
Salaries, wages and benefits	10,231	9,800
Cost of sales and medical supplies	7,985	6,949
Selling, general and administrative	6,288	5,690
Depreciation and amortization	1,021	832
Total operating expenses	25,525	23,271

Operating income	8,288	7,297

Interest (income) expense, net	1,023	1,324
Minority interest	3,743	3,569
Loss of nonconsolidated affiliate	-	16
Gain on sale of minority interests	-	(79)
Other (income) expense, net	20	(46)
Income before income taxes	3,502	2,513
Income tax provision	1,366	980

Income from continuing operations	2,136	1,533
Loss from discontinued operations	(52)	(41)
Gain on disposal of discontinued operations	95	-

Net income	$2,179	$1,492

Earnings per common share - diluted:
Earnings from continuing operations	$0.09	$0.06
(Loss) earnings from discontinued operations	-	-
Net earnings per diluted share	$0.09	$0.06

Shares used in computing diluted earnings per share	25,063	25,175

Selected Operating Data:

ASCs operated at end of period	34	33
Procedures performed during the period	32,835	30,109
Cash flow provided by operating activities	$4,020	$337
Cash flow used in investing activities	$(1,938)	$(8,824)
Cash flow provided by financing activities	$316	$8,406

	March 31,	December 31,
Balance Sheet Data:	2008	2007

Cash and cash equivalents	$8,780	$6,382
Accounts receivable, net	21,528	19,298
Working capital	20,078	18,438
Total assets	201,200	195,704
Long-term debt	101,752	101,176
Minority interest	14,078	15,024
Stockholders' equity	68,000	65,173